FUND ADMINISTRATION AGREEMENT



            AGREEMENT  dated  as  of  September  16,  1997  between   FRANKLIN
FLOATING RATE TRUST, a Delaware business trust (the "Trust"), and FRANKLIN TEMPLETON SERVICES, INC. (the "Administrator").


            In consideration of the mutual agreements herein made, the parties hereby agree as follows:

      (1) The Administrator agrees, during the life of this Agreement, to provide the following services to the Trust:

            (a) providing office space, telephone, office equipment and supplies for the Trust;

            (b) providing trading desk facilities for the Trust, unless these facilities are provided by the Trust's investment adviser;

            (c) authorizing expenditures and approving bills for payment on behalf of the Trust;

            (d) supervising preparation of periodic reports to Shareholders, notices of dividends, capital gains distributions and tax credits; and attending to routine correspondence and other communications with individual Shareholders when asked to do so by the Trust's shareholder servicing agent or other agents of the Trust;

            (e) coordinating the daily pricing of the Trust's investment portfolio, including collecting quotations from pricing services engaged by the Trust; providing fund accounting services, including preparing and supervising publication of daily net asset value quotations, periodic earnings reports and other financial data;

            (f) monitoring relationships with organizations serving the Fund, including custodians, transfer agents, public accounting firms, law firms, printers and other third party service providers;

            (g) supervising compliance by the Trust with recordkeeping requirements under the federal securities laws, including the 1940 Act, and the rules and regulations thereunder, supervising compliance with recordkeeping requirements imposed by state laws or regulations, and maintaining books and records for the Trust (other than those maintained by the custodian and transfer agent);

            (h) preparing and filing of tax reports including the Trust's income tax returns, and monitoring the Trust's compliance with subchapter M of the Internal Revenue Code, and other applicable tax laws and regulations;

            (i) monitoring the Trust's compliance with: 1940 Act and other federal securities laws, and rules and regulations thereunder; state and foreign laws and regulations applicable to the operation of investment companies; the Trust's investment objectives, policies and restrictions; and the Code of Ethics and other policies adopted by the Trust's Board of Trustees or ("Board") or by the Adviser and applicable to the Trust;

            (j) providing executive, clerical and secretarial personnel needed to carry out the above responsibilities; and

            (k) preparing regulatory reports, including without limitation NSARs, proxy statements and U.S. and foreign ownership reports.

Nothing in this Agreement shall obligate the Trust to pay any compensation to the officers of the Trust. Nothing in this Agreement shall obligate the Administrator to pay for the services of third parties, including attorneys, auditors, printers, pricing services or others, engaged directly by the Trust to perform services on behalf of the Trust.

      (2) The Trust agrees to pay to the Administrator as compensation for such services a monthly fee equal on an annual basis to 0.15% of the first $200 million of the average daily net assets of the Trust during the month preceding each payment, reduced as follows: on such net assets in excess of $200 million up to $700 million, a monthly fee equal on an annual basis to 0.135%; on such net assets in excess of $700 million up to $1.2 billion, a monthly fee equal on an annual basis to 0.10%; and on such net assets in excess of $1.2 billion, a monthly fee equal on an annual basis to 0.075%.

From time to time, the Administrator may waive all or a portion of its fees provided for hereunder and such waiver shall be treated as a reduction in the purchase price of its services. The Administrator shall be contractually bound hereunder by the terms of any publicly announced waiver of its fee, or any limitation of each affected Trust's expenses, as if such waiver or limitation were fully set forth herein.

      (3) This Agreement shall remain in full force and effect through for one year after its execution and thereafter from year to year to the extent continuance is approved annually by the Board of the Trust.

      (4) This Agreement may be terminated by the Trust at any time on sixty (60) days' written notice without payment of penalty, provided that such termination by the Trust shall be directed or approved by the vote of a majority of the Board of the Trust in office at the time or by the vote of a majority of the outstanding voting securities of the Trust (as defined by the 1940 Act); and shall automatically and immediately terminate in the event of its assignment (as defined by the 1940 Act).

      (5) In the absence of willful misfeasance, bad faith or gross negligence on the part of the Administrator, or of reckless disregard of its duties and obligations hereunder, the Administrator shall not be subject to liability for any act or omission in the course of, or connected with, rendering services hereunder.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers.




FRANKLIN FLOATING RATE TRUST


By: /s/ Deborah R. Gatzek
        Deborah R. Gatzek
        Vice President & Secretary



FRANKLIN TEMPLETON SERVICES, INC.


By: /s/ Harmon E. Burns
        Harmon E. Burns
        Executive Vice President